FOR IMMEDIATE RELEASE

                     iBEAM BROADCASTING ANNOUNCES COMPLETION
                            OF $40 MILLION INVESTMENT

        Company Also Announces Board of Directors and Management Changes

SUNNYVALE, Calif. July 11, 2001 - iBEAM Broadcasting(R) Corp. (NASDAQ: IBEM), a leading provider of streaming communications solutions, announced today that it has completed the previously announced strategic partnership and funding transaction with four investors including Williams Communications (NYSE: WCG), a leading provider of broadband services for bandwidth-centric customers, under which the investors have provided iBEAM $40 million in cash and services. The other investors are Allen & Company Incorporated, who acted as financial advisor to Williams Communications in the transaction, TouchAmerica Inc., and Lunn iBEAM, LLC.

Peter Desnoes, chairman, president, and CEO of iBEAM, said, "We are very pleased to have established this strategic partnership with Williams Communications and obtained the funding needed to continue providing superior quality streaming products and services to our customers. We look forward to leveraging Williams Communications' extensive international fiber optic network and broadband and reseller services to capitalize on new opportunities for our world-class streaming solutions."

Under the terms of the agreement, iBEAM issued and sold 2,400,939 shares of convertible preferred stock for a total purchase price of $30 million in cash, plus an in-kind contribution of services by Williams Communications valued at $10 million, for total consideration of $40 million. The preferred stock votes with the common stock on an as converted basis and is initially convertible into 240,093,900 shares of common stock of iBEAM, representing approximately 65% of iBEAM's outstanding voting stock. Williams Communications holds preferred stock initially convertible into 49% of iBEAM's outstanding voting stock.

iBEAM requested and obtained an exception to the shareholder approval requirements and a waiver of the voting rights rules from The Nasdaq Stock Market, citing the company's immediate need for the funds.

In connection with the completion of the transaction, four new members were appointed to iBEAM's Board of Directors: Howard Janzen, President and CEO, Williams Communications; John Bumgarner, President of Strategic Investments, Williams Communications; Laura Kenny, President of Vyvx, a subsidiary of Williams Communications, and Paul Gould, Managing Director of Allen & Company. Following the resignations of two iBEAM Board members, Rich Shapero, Managing Partner of Crosspoint Ventures Partners and J. Peter Wagner, General Partner of Accel Partners, both part of iBEAM's original venture funding group, iBEAM's board of directors now has nine members.

In connection with the completion of the transaction, iBEAM also announced several senior management changes, reflecting the company's increased focus on its two key markets: Enterprise and Entertainment. Robert Davis, previously Senior Vice President of Sales, has been appointed President of Entertainment Services. Nicholas Balletta, previously Senior Vice President and General Manager of Enterprise Services, has been appointed President of Enterprise Services. Kurt Hoffman, formerly Chief Operating Officer, and Thomas Gillis, formerly Senior Vice President and General Manager of Entertainment Services, have resigned from the company. Further, Geoff Ribar, Chief Financial Officer, has announced his plans to resign from the company as of August 1, 2001. A search for his replacement is currently underway.

The investment banking firms of Morgan Stanley & Co. and Dresdner Kleinwort Wasserstein advised iBEAM on the transaction.

About iBEAM Broadcasting Corp.

iBEAM Broadcasting(R) Corp. (NASDAQ: IBEM - news), founded in 1998, is a leading provider of streaming communications solutions. iBEAM's end-to-end solutions for enterprise and media customers include interactive webcasting, streaming advertising insertion, syndication and pay-per-view management, and secure, licensed download and geographical identification applications. iBEAM currently delivers more than 100 million audio and video streams per month across its intelligent distribution network of satellite connected, high-performance servers located in more than 210 networks around the world. Several hundred innovative companies use iBEAM's global services including media leaders, CNBC, MTVi, and LAUNCH.com, and enterprise customers IBM/Lotus, Bristol-Myers Squibb, and Merrill Lynch. iBEAM is headquartered in Sunnyvale, Calif.

iBEAM's Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release are forward-looking statements. Actual results may differ materially from those anticipated in any forward-looking statement as a result of certain risks and uncertainties, including, without limitation, the success of the business relationship between iBEAM and Williams Communications, the impact of the substantial dilution resulting from the transaction on the trading price of iBEAM's common stock; iBEAM's ability to obtain additional funding, increase its revenues and expand its customer base, reduce its capital expenditures and other operating expenses, improve its gross margins and reduce its cash consumption; iBEAM's ability to remain listed on the Nasdaq National Market, the early stage of iBEAM's operating history and the industry for Internet broadcast services, the impact of competition; and the desirability of iBEAM's new and existing products and services in the market. For other risks and uncertainties applicable to iBEAM's business, investors are encouraged to refer to iBEAM's most recent Form 10-Q, Forms 8-K and Form 10-K filed with the Securities and Exchange Commission.

Contacts:

Investor Relations                        Public Relations
Rick Gaisser                              Anna Caldwell
iBEAM Broadcasting Corporation            iBEAM Broadcasting Corporation
(408) 830-3548                            (408) 523-1634
ir@ibeam.com                              acaldwell@ibeam.com

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